Exhibit 12

Jackson L. Morris

 Attorney at Law

Admitted in Florida and Georgia

October 12, 2021

Board of Directors
CLStv Corp.
2081 Fontainbleau Drive
Conyers, GA 30094

Gentlemen:

I have acted, at your request, as special counsel to CLStv Corp., a Florida corporation, (“CLStv”) for the purpose of rendering an opinion as to the legality of 155,000,000 shares of CLStv’s common stock, $0.001 par value per share to be offered and distributed by CLStv and 45,000,000 shares of CLStv’s common stock, $0.001 par value per share, (“Shares”) to be offered and distributed by certain of CLStv’s stockholders (“selling stockholders”), an aggregate of 200,000,000 shares of CLStv’s common stock (the “shares”) pursuant to the Regulation A exemption from registration pursuant to an offering statement filed under the Securities Act of 1933, as amended, by CLStv with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of qualifying the offer and sale of the Shares (“Offering Statement”), SEC File No. 024-11522.

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Florida, to the extent I deem relevant to the matter opined upon herein, true copies of the Articles of Incorporation and amendments thereto of CLStv, the Bylaws of CLStv, selected proceedings of the board of directors of CLStv authorizing the issuance of the Shares, a current draft of the Offering Statement, certificates of officers of CLStv and of public officials, the form of stock certificate, and such other documents of CLStv and of public officials as I have deemed necessary and relevant to the matter opined upon herein. CLStv has appointed Signature Stock Transfer, Inc. as its transfer agent. I have assumed, with respect to persons other than directors and officers of CLStv, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that: the 155,000,000 shares to be offered and sold by CLStv are duly authorized and when, as and if issued and delivered by CLStv against payment therefore at a price of $0.10 per Share, as described in the Offering Statement, will be legally issued, fully paid and non assessable; and, the 45,000,000 issued and outstanding shares to be offered and sold by the selling stockholders are duly authorized, legally issued, fully paid and non assessable.

My forgoing opinion is strictly limited to matters of Florida corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein. I serve as the corporation secretary of CLStv.

I consent to the use of my opinion as an exhibit to the Offering Statement and to the reference thereto under the heading “Index To Exhibits And Description Of Exhibits” in the Offering Circular contained in the Offering Statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

Office Address – 3116 W. North A Street, Tampa, Florida

Mailing Address – 126 21st Avenue SE, St. Petersburg, Florida 33705-2827

Cell 813–892–5969 ♦ Fax 800–310–1695

Email: jackson.morris@rule144solution.com ♦ Jackson.morris@verizon.net

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